SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

_________________________

Date of Report (date of earliest event reported):  December 18, 2007

PSB HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

WISCONSIN

0-26480

39-1804877

(State or other

(Commission File

(IRS Employer

jurisdiction of

Number)

Identification

incorporation)

Number)

1905 W. STEWART AVENUE

WAUSAU, WI 54401

(Address of principal executive offices, including Zip Code)

(715) 842-2191

Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 23.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment of Incentive Compensation Plan

On December 18, 2007, the Board of Directors (the “Board”) of PSB’s bank subsidiary (the “Bank”) amended the Focus Rewards Plan for Executive Officers, which provides an annual cash incentive opportunity for executive officers of PSB in their capacities as Bank officers.  Incentive compensation is determined under a formula that derives 80% of the incentive compensation amount from the achievement of the Bank’s net income target and 20% from the achievement of specific Bank-wide financial and non-financial goals.  The potential incentive compensation at various levels of net income and selected levels of achievement of specific Bank-wide goals are set forth in Exhibit 10.1 to this report.  Incentive compensation is paid in cash following the determination of results under the plan for the preceding fiscal year.

Restricted Stock Plan

On December 18, 2007, the Board set the maximum number of shares that may be granted under the Restricted Stock Plan in any calendar year at 5,000 shares.  Grants of restricted stock were also approved for two executive officers:  Peter W. Knitt and Scott M. Cattanach.  These grants of restricted stock will be made on January 2, 2008.  Mr. Knitt’s grant will be the number of shares totaling $20,000 of value as of January 2, 2008.  Mr. Cattanach’s grant will be the number of shares totaling $17,000 of value as of January 2, 2008.  All grants vest at a rate of 20% per year beginning on the second anniversary of the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSB HOLDINGS, INC.

Date:  December 21, 2007

By:  SCOTT M. CATTANACH

Scott M. Cattanach

Treasurer

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